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TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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American Standard Companies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American Standard Companies Inc.

                      Notice of Annual Meeting
                      of Shareholders and
                      Proxy Statement

                      May 3, 2005
                      American Standard College
                      One Centennial Avenue
                      Piscataway, New Jersey

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820 Phone 732.980.6000

Frederic M. Poses
Chairman and
Chief Executive Officer

March 22, 2005

Dear Shareholder:

        I invite you to the Annual Meeting of Shareholders of American Standard Companies Inc. This year's meeting will be held on Tuesday, May 3, 2005, at 11:30 a.m. at the American Standard College, One Centennial Avenue, Piscataway, New Jersey.

        Our directors and senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2004 Annual Report accompanies this proxy statement.

        If you are unable to attend in person, we urge you to participate in the meeting by voting your shares of common stock. You have a choice of voting over the Internet, by telephone or by sending the company a completed proxy by mail. Please refer to the instructions on the enclosed proxy card.

Sincerely,

FREDERIC M. POSES Chairman and Chief Executive Officer

American Standard Companies Inc. Air Conditioning Systems and Services: Trane®, American Standard®; Bath & Kitchen: American Standard®, Ideal Standard®; Vehicle Controls Systems: WABCO®

American Standard Companies Inc.

         Notice of 2005 Annual Meeting of Shareholders
and Proxy Statement

To the Shareholders of
    American Standard Companies Inc.:

        The Annual Meeting of Shareholders of American Standard Companies Inc. will be held at the American Standard College, One Centennial Avenue, Piscataway, New Jersey, on Tuesday, May 3, 2005, at 11:30 a.m. to consider and vote upon the following proposals:

  1.
  Election of three directors to Class I with terms expiring at the 2008 Annual Meeting of Shareholders.

  2.
  Ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the year 2005.

        We may also transact any other business as may properly come before the meeting.

        Shareholders of record of the company's common stock as of the close of business on March 10, 2005 are entitled to receive notice of the annual meeting and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

        Your vote is important. In order to assure that we have a quorum for the meeting and that your vote is counted, please promptly return your properly completed proxy to the company. You may submit your proxy by mail or telephone or over the Internet. Instructions for each type of submission are provided on the enclosed proxy voting instruction card. If you prefer to send your proxy by mail, an envelope is enclosed. No postage is required if mailed in the United States.

By order of the Board of Directors,

MARY ELIZABETH GUSTAFSSON Senior Vice President, General Counsel and Secretary

Piscataway, New Jersey
March 22, 2005

About the Annual Meeting

Why have I received these materials?    The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 3, 2005. This proxy statement, together with the proxy card and our 2004 Annual Report, is being mailed to shareholders on or about March 22, 2005.

Who may vote?    You are entitled to vote if our records show you held one or more shares of the company's common stock at the close of business on March 10, 2005, which we refer to as the record date. At that time 213,787,797 shares of common stock were outstanding and entitled to vote. All stockholdings and option amounts in this proxy statement reflect a three-for-one stock split effective May 27, 2004. Each share will entitle you to one vote at the annual meeting. For ten days prior to the annual meeting, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company's offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the annual meeting.

About the proxy statement.    The words "company," "American Standard," "we," "us" and "our" refer to American Standard Companies Inc., a Delaware corporation. We refer to the New York Stock Exchange as the "NYSE." Finally, the words "common stock," "stock" and "shares" refer to the company's common stock, par value $.01 per share, which trades on the NYSE under the symbol ASD.

How do I vote shares registered in my name?    If you owned shares of common stock in your own name on the record date, then you are a holder of record. This means that you may use the enclosed proxy card to tell the company representatives how to vote your shares. Be sure to sign, date and mail the proxy card in the envelope that we have included with the proxy card. You may also send instructions over the Internet or by using a toll-free telephone number by following the instructions on the proxy card. If you use the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you use the Internet or the telephone, have the proxy card in hand when you call the number or go to the web site listed on the enclosed form, and follow the instructions. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 2, 2005.

How do I vote shares held by a broker?    If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company's stock transfer records, then you are considered a "beneficial owner" of those shares. Shares held this way are sometimes referred to as being held in "street name." In that case, your broker, bank or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank or other nominee who holds your stock, please contact them as soon as possible. If you attend the annual meeting in person and want to vote shares beneficially owned by you, you must bring a written proxy from your broker, bank or other nominee that identifies you as the sole representative entitled to vote the shares indicated.

What if my shares are held through the American Standard Employee Stock Ownership Plan, Savings Plan or 401(k) and Thrift Plan?    If you are a participant in the American Standard Employee Stock Ownership Plan (the "ESOP"), the American Standard Savings Plan (the "Savings Plan") or the American Standard 401(k) and Thrift Plan (the "Thrift Plan"), you will receive one proxy card for all shares allocated to your ESOP, Savings Plan and Thrift Plan accounts. The proxy card will serve as a voting instruction card for the trustee of the ESOP, the Savings Plan and the Thrift Plan. If you do not vote your shares, the ESOP trustee will vote your ESOP shares in the same proportion as shares for which instructions were received under the ESOP. Similarly, unvoted shares held through the Savings Plan, will be voted by the Savings Plan trustee in the same proportion as shares for which instructions were received under the Savings Plan and unvoted shares in the Thrift Plan will be voted in the same proportion as shares for which instructions were received under the Thrift Plan. Many of our current employees and any former employees holding shares in employee plans who have chosen to do so will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the ESOP Plan, Savings Plan or Thrift Plan, you will receive a separate set of materials, including a separate proxy card and control number, to vote those shares.

What if my shares are held through the American Standard Employee Stock Purchase Plan?    You should vote any shares held in an Employee Stock Purchase Plan account by completing the materials sent to you by your broker for that account. If you do not respond to the materials sent to you by your broker, your broker will, to the extent permitted by the rules of the NYSE and the U.S. Securities and Exchange Commission, vote the shares on your behalf.

How will the company representatives vote for me?    The company representatives, Frederic M. Poses, G. Peter D'Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello have been chosen to vote in your place as your proxies at the annual meeting, or anyone else they choose as their substitutes. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the annual meeting before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone?    Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the annual meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on May 2, 2005, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

Votes required for approval.    Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Approval of Proposal 2 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the annual meeting.

The effect of abstentions and broker non-votes.    Abstentions are not counted as votes "for" or "against" a proposal, but are counted in determining the number of shares present or represented on a proposal. However, since approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present or represented at the annual meeting, abstentions have the same effect as a vote "against" that proposal. Since all of the proposals are considered discretionary, a nominee (e.g., broker) holding shares for a beneficial owner may vote on both of the proposals even though it has not received voting instructions from the beneficial owner concerning those proposals. For the election of directors, any votes withheld for the election of a director will not be counted for purposes of their election.

What constitutes a quorum for purposes of the annual meeting?    There is a quorum when the holders of a majority of the company's common stock are present in person or by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation?    The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by American Standard. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting?    The company does not know of any business to be presented at the annual meeting other than the two proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

Board Recommendation on Voting for Proposals

        The Board's recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

  •
  FOR Proposal 1 to elect three Class I directors.

  •
  FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent certified public accountants for the year 2005.

PROPOSAL 1—ELECTION OF DIRECTORS

        The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for their three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is nine.

        At this annual meeting, the shareholders will vote to elect three directors to Class I for a term expiring at the 2008 Annual Meeting of Shareholders. The current Class I directors are Jared L. Cohon and Paul J. Curlander. Mr. Poses, currently a Class II director, will stand for election as a Class I director. Assuming that all nominees for directors are elected at the annual meeting, three directors will be serving in each of Classes I and III, and two directors in Class II.

        The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If any nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy instructing them to vote differently. Under the company's amended by-laws, vacancies are filled by the directors.

RECOMMENDATION

        The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Jared L. Cohon, Paul J. Curlander and Frederic M. Poses as Class I directors.

DIRECTORS

Nominees

Nominees for Election for Class I Directors—Terms Expiring at 2008 Annual Meeting

Jared L. Cohon — Age 57
Director since October 1999

        Dr. Cohon was elected president of Carnegie Mellon University in 1997 and was also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy. Prior to joining Carnegie Mellon, Dr. Cohon was Dean and Professor of Environmental Systems Analysis in the School of Forestry and Environmental Studies at Yale University. Previously, he was a professor of Geography and Environmental Engineering at Johns Hopkins University, where he also served as Vice Provost for Research from 1986 to 1992, Associate Dean of Engineering from 1983 to 1986, and Assistant Dean of Engineering from 1981 to 1983. In 2002, President George W. Bush appointed Dr. Cohon to serve on his Homeland Security Advisory Council. From 1997 to 2002, Dr. Cohon was chairman of the Nuclear Waste Technical Review Board. He is a director of Mellon Financial Services Corporation.

Paul J. Curlander — Age 52
Director since August 2004

        Mr. Curlander has been chairman and chief executive officer of Lexmark International, Inc., a spin-off of IBM, since April 1999, after serving as president and chief executive officer since May 1998. He joined Lexmark when it was formed in 1991 as the director for printers with responsibility for worldwide printer development and manufacturing, and subsequently held increasingly responsible positions within the company. His senior leadership positions included vice president and general manager for Lexmark's printer business, executive vice president with responsibility for overseeing all Lexmark divisions, and president and chief operating officer. Prior to joining Lexmark, he spent 17 years with IBM in various product development and management positions.

Frederic M. Poses — Age 62
Director since October 1999

        Mr. Poses has been chairman and chief executive officer of the company since January 2000. Prior to assuming that position, Mr. Poses was president and chief operating officer at AlliedSignal Inc. Previously, he was president of AlliedSignal's Engineered Materials from 1988 to 1998 and served as director of that company from 1997 until 1999. Mr. Poses is a director of Raytheon Company and Centex Corporation.

Directors Continuing in Office

Class II Directors—Terms Expiring at 2006 Annual Meeting

Steven F. Goldstone — Age 59
Director since October 2002

        Mr. Goldstone currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR

Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at the Davis Polk & Wardwell law firm in New York City. He is a director of ConAgra Foods, Inc., Greenhill & Co., Retail DNA, Inc. and New Castle Hotels.

Edward E. Hagenlocker — Age 65
Director since March 2001

        Mr. Hagenlocker was vice chairman of Ford Motor Company from 1996 until he retired in 1999 and was chairman of Visteon Automotive Systems from 1997 to 1999. He served as president of Ford Automotive Operations from 1994 to 1996 and as chairman of Ford of Europe in 1996. Mr. Hagenlocker was executive vice president of North American Automotive Operations from 1993 to 1994 and vice president—general manager of Truck Operations from 1986 to 1992. Mr. Hagenlocker is a director of Air Products and Chemicals, Inc., Office Max Corporation, AmeriSourceBergen Corporation and Lucent Technologies Inc.

Class III Directors—Terms Expiring at 2007 Annual Meeting

Steven E. Anderson — Age 62
Director since September 1994

        Mr. Anderson serves as an international consultant and trainer to global companies in matters of senior leadership development. Mr. Anderson served as National Partner-in-Charge-Industries of KPMG LLP and as a member of that firm's Management Committee from November 1990 until he retired in 1994. He became a partner of the firm in 1977, having joined in 1967. His responsibilities at KPMG LLP included Partner-in-Charge of the Boston Audit Department and Managing Partner of the Seattle office.

James F. Hardymon — Age 70
Director since May 1999

        Mr. Hardymon was the chairman and chief executive officer of Textron, Inc., a manufacturing and financial services business, from 1993 to 1998 and continued as chairman until his retirement in 1999. Previously, Mr. Hardymon had been chief executive officer since 1992, and president and chief operating officer since 1989. Prior to his affiliation with Textron, he served from 1961 to 1989 in various executive capacities with Emerson Electric Co. Mr. Hardymon is a director of Air Products and Chemicals, Inc., Circuit City Stores, Inc. and Lexmark International, Inc. Mr. Hardymon is also a member of the Advisory Board of Investcorp International, Inc.

Ruth Ann Marshall — Age 50
Director since October 2003

        Ms. Marshall is president of the Americas, MasterCard International. Before joining MasterCard in October 1999, Ms. Marshall served as group executive president of two Electronic Payment Service (EPS) companies, MAC Regional Network and Buypass Corporation, a leading third party processor. She subsequently became senior executive vice president of Concord EFS, where she oversaw marketing, account management, customer service, and product development for the combined companies. Previously, Ms. Marshall spent 18 years at IBM in various managerial and executive assignments.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to examine the consolidated financial statements of the company for the year 2005 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young LLP is not ratified by shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

        A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will also be available to respond to questions.

RECOMMENDATION

        The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, ratification of independent certified public accountants.

BOARD OF DIRECTORS' MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Board Matters and Committee Membership

        Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

        The Board of Directors held six meetings in 2004. The standing committees of the Board of Directors are the Audit Committee, the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee. All directors attended 75 percent or more of the combined total number of meetings of the Board of Directors and its committees held in 2004 during the period in which they served as directors or committee members. Our non-management directors meet without the chief executive officer present at the end of each Board meeting.

        The table below provides committee assignments and 2004 meeting information for each of the Board committees:

Name	Audit	Corporate Governance and Nominating	Management Development and Compensation
Steven E. Anderson	X*
Jared L. Cohon		X	X
Paul J. Curlander	X
Steven F. Goldstone		X	X*
Edward E. Hagenlocker	X	X
James F. Hardymon		X*	X
Ruth Ann Marshall			X
2004 Meetings	12	3	6

*
Indicates Committee Chairperson

Committees of the Board

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is independent as defined by the NYSE listing standards. The committee:

  •
  reviews the scope of internal and independent audits; reviews the company's quarterly and annual financial statements and annual report on Form 10-K;

  •
  reviews the adequacy of management's implementation of internal controls;

  •
  reviews the company's accounting policies and procedures and significant changes in accounting policies, and the company's business conduct and ethics policies and practices;

  •
  appoints the independent public accountants and reviews their independence and performance and the reasonableness of their fees; and

  •
  reviews compliance with the company's Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company's retirement plans.

        A copy of the Audit Committee charter as adopted by our Board of Directors is attached to this proxy statement as Appendix A.

Management Development and Compensation Committee

        Each member of the Management Development and Compensation Committee is independent as defined by the NYSE listing standards. The committee:

  •
  reviews and makes recommendations concerning officers' salaries and employee benefits and administers certain of the company's employee benefit and compensation plans, including the company's incentive compensation and stock incentive plans; and

  •
  evaluates executive succession plans, the quality of management, and leadership and management development.

Corporate Governance and Nominating Committee

        Each member of the Corporate Governance and Nominating Committee is independent as defined by the NYSE listing standards. The committee:

  •
  identifies individuals qualified to become members of the Board and recommends to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

  •
  recommends Board committee memberships, including committee chairpersons;

  •
  considers and makes recommendations concerning director nominees proposed by shareholders;

  •
  develops and recommends to the Board corporate governance principles for the company and processes for Board evaluations; and

  •
  reviews and makes recommendations concerning compensation of directors.

2004 Compensation of Non-Management Directors

2004 Cash Retainer and Meeting Fees

Director	Annual Retainer Fee	Board Meeting Fees	Committee Meeting Fees	Total
Steven E. Anderson	$30,000	$6,000	$24,000	$60,000
Jared L. Cohon	$30,000	$6,000	$9,000	$45,000
Paul J. Curlander	$22,500	$2,000	$3,000	$27,500
Steven F. Goldstone	$30,000	$6,000	$16,000	$52,000
Edward E. Hagenlocker	$30,000	$6,000	$14,000	$50,000
James F. Hardymon	$30,000	$6,000	$14,000	$50,000
Ruth Ann Marshall	$30,000	$6,000	$5,000	$41,000

        As of January 1, 2005, each non-management director is paid a retainer fee of $13,000 per calendar quarter and receives $1,000 for attendance at each meeting and reconvened meeting of the Board of Directors or committee of the Board. Committee chairpersons are paid an additional $1,000 for their attendance at meetings of the committees they chair. Directors are also reimbursed for reasonable expenses incurred to attend meetings. Prior to January 1, 2005, each non-management director was paid a retainer fee of $7,500 per calendar quarter. In addition, directors are entitled to receive free air conditioning and bath and kitchen products in connection with their service on the Board. In 2004, Mr. Hardymon received $644 of company product.

        Under the Supplemental Compensation Plan for Outside Directors, a trust account holds shares of common stock for each participating director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director's instructions. Persons becoming Board members are granted restricted shares of common stock equivalent in value to $100,000 based on the closing price of common stock on the last trading day before a Board member's election. In addition, directors have credited to their plan accounts annually, on the day prior to the annual meeting, that number of shares of common stock equal in value to $35,000, based on the closing price of the company's stock that day. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Anderson, 32,328; Dr. Cohon, 15,369; Mr. Curlander, 2,591; Mr. Goldstone, 7,566; Mr. Hagenlocker, 11,307; Mr. Hardymon, 14,055; and Ms. Marshall, 5,061.

        Under the company's 2002 Omnibus Incentive Plan, non-employee directors are granted, on the same terms as options granted to company employees, options to purchase shares of common stock with an exercise price equal to the average of the high and low sale price of common stock as reported on the NYSE on the date of grant. Options are typically granted in February each year. On February 2, 2005, each director was granted 10,500 options. Options held through February 2005 are as follows: Mr. Anderson, 64,000 options; Dr. Cohon, 79,200 options; Mr. Curlander, 10,500 options; Mr. Goldstone, 34,200 options; Mr. Hagenlocker, 39,201 options; Mr. Hardymon, 79,200 options; and Ms. Marshall, 21,300 options.

        The company's Deferred Compensation Plan permits directors to defer a portion of their fees into a cash account with a fixed annual return or a stock account deemed to be invested in notional shares of the company's common stock. In 2004, Dr. Cohon deferred 50 percent of his fees into the stock account and 50 percent of his fees into the cash account, Mr. Curlander, Mr. Goldstone and Ms. Marshall deferred all of their fees into the stock account, and Mr. Hagenlocker directed 50 percent of his retainer fee into the stock account.

Board Attendance at the Annual Meeting of Shareholders

        In accordance with our Corporate Governance Principles, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All directors nominated by the Board for election to the Board in 2004, as well as directors who did not stand for re-election, attended the Annual Meeting of Shareholders held on May 4, 2004.

Independence Standards for Board Service

        The Board of Directors has adopted independence standards for non-management directors to serve on the Board of Directors. Each non-management director satisfies the standards adopted. A copy of our independence guidelines is available on our web site www.americanstandard.com, by following the links "Governance—Governance Principles—Definition of Director Independence" and is also attached to this proxy statement as Appendix B.

Designation of, and Communication with, the Company's Board of Directors through its Presiding Director

        The Board of Directors has designated the chairperson of the Corporate Governance and Nominating Committee, currently Mr. Hardymon, as the "presiding director" for its executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our board of directors can call 1-800-241-5689 in the United States or 1-770-810-1127 outside of the United States and request to leave a message for the presiding director. This reporting service is staffed by a third-party provider who will deliver your message to the presiding director. You may also contact the presiding director by writing to: Presiding Director, c/o American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Regardless of the method you use, your message will not be screened or edited before it is delivered to the presiding director. The presiding director will determine whether to relay your message to other members of the board.

Corporate Governance and Other Related Matters

        The company's Code of Conduct and Ethics and Corporate Governance Principles, including a definition of director independence, as well as the charters for the Audit Committee, Management Development and Compensation Committee and Corporate Governance and Nominating Committee are available on our web site www.americanstandard.com under the caption "Governance." The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Secretary, American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

Compensation Committee Interlocks and Insider Participation

        None.

Certain Relationships and Related Party Transactions

        None.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10 percent of the outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. The SEC regulations require American Standard to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. The company believes that all Section 16(a) filing requirements were met, with the exception of one report which was filed six days late in 2004 by the company on behalf of G. Peter D'Aloia, Senior Vice President and Chief Financial Officer, with respect to a grant of options he received on July 7, 2004. In addition, one report was filed one day late by the company on behalf of Mary Elizabeth Gustafsson, Senior Vice President, General Counsel and Secretary, with respect to options she received on January 3, 2005.

AUDIT COMMITTEE MATTERS

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent auditor. The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Committee established a policy to pre-approve all audit and permissible non-audit services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence.

        The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company's ability to manage or control risk or improve audit quality.

        The Audit Committee is also mindful of the relationship between fees for audit and permissible non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related services and the total amount of fees for Tax Services and certain permissible non-audit services classified as "All Other Services."

        Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

          Audit Services consist of services rendered by an external auditor for the audit of the company's annual consolidated financial statements (including tax services performed to fulfill the auditor's responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

          Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

          Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

          Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

        For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee at either an annual amount (in some cases subject to a variance of up to 10 percent) or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level and, the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

        Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

        This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

        Fees billed to the company by Ernst & Young for services rendered in 2004 and 2003 were as follows:

Type of Fees	2004 ($ in thousands)	2003 ($ in thousands)
Audit Fees(1)	$12,918	$6,250
Audit-Related Fees(2)	$777	$594
Tax Fees(3)	$4,723	$6,927
All Other Fees(4)	$460	$265

(1)
Audit Fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally the independent auditor can reasonably be expected to provide, including statutory audits. The fees also included consultation regarding financial accounting and/or reporting standards and costs associated with the audit of internal control over financial reporting.

(2)
Audit-Related Fees consisted of services that are traditionally performed by the independent auditor, including employee benefit plan audits, due diligence related to mergers, acquisitions and other matters and litigation advisory services. The fees also included consultations in connection with compliance with Section 404 of the Sarbanes-Oxley Act.

(3)
Tax Fees consisted of all services performed by the independent auditor's tax personnel except those related to the audit of financial statements, and include tax compliance, tax consulting, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation. The amount of tax compliance fees included in the tax fees were approximately $2 million.

(4)
Other Fees are associated with non-audit-related litigation advisory services and administrative assistance related to expatriate services.

Audit Committee Membership Standards

        The Board of Directors has determined that Steven E. Anderson, chairperson of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each Audit Committee member is financially literate as defined by the NYSE. Each of the company's non-management directors, including Mr. Anderson, is independent of management of the company as that term is defined in Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee reviews the company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company's management and independent auditors.

        Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

        The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditor, the auditor's independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor's provision of non-audit services to the company is compatible with maintaining the auditor's independence.

        The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting.

        Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

                        Members of the Audit Committee:
                        Steven E. Anderson, Chairman
                        Paul J. Curlander
                        Edward E. Hagenlocker

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

        The Management Development and Compensation Committee of the Board of Directors reviews and administers the company's compensation programs for its executive officers. The committee approves compensation objectives and policy for all executives and sets compensation for the company's executive officers, including the Named Officers. The committee utilizes an independent consultant for advice and counsel, as appropriate.

        The committee is made up entirely of independent non-management directors and meets in executive session with no company employees present at the conclusion of each meeting.

Compensation Philosophy

        In determining the total compensation for the company's executive officers, the committee seeks to ensure that rewards are:

  •
  Closely linked to overall company, operating unit and individual performance;

  •
  Closely aligned with shareholder interests and rewards;

  •
  Significantly "at risk" and subject to the achievement of financial goals and other strategic initiatives;

  •
  Balanced by short-term and long-term objectives; and

  •
  Supportive of the company's strategy to attract, develop and retain world-class leaders.

        For purposes of benchmarking market practices on compensation paid to executive officers, the company compares its practices to the practices of a "compensation survey group." The compensation survey group is a broader, more diverse group of companies than those included in the peer group index in the performance graph on page 17. Companies were selected for this group primarily because they compete with the company for executive talent and have executive positions similar in breadth, complexity and responsibility to positions in the company.

        The key elements of total compensation for executive officers are base salary, annual incentive compensation, stock options and long-term incentive awards. The company targets base salary and annual incentive compensation at the median and long-term compensation in the upper quartile of the survey group.

        The committee regularly reviews the effectiveness of the company's executive compensation and retirement programs and determines any changes to these programs. In 2004, the Committee also completed a review of all elements of executive remuneration including direct compensation, retirement benefits, deferred compensation and perquisites for each executive officer under different scenarios, including severance and change in control.

Components of Executive Compensation

  Base Salary

        The committee establishes each executive officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the compensation survey group. Where appropriate, salary adjustments are made to reflect performance and market conditions. All salary adjustments for executive officers are reviewed and approved by the committee.

  Annual Incentive Compensation

        Executive officer annual incentive targets are set based on the competitive market levels of the compensation survey group.

        Annual incentives are based on overall performance against goals established by the committee in advance. Maximum amounts available for incentive awards to the CEO and other executive officers will vary depending on segment income. In determining the actual incentive payments to the CEO and other executive officers, the committee considers various factors, including corporate, operating unit and individual performance during the preceding calendar year. Each year an operating plan is established that sets goals for overall corporate and operating unit performance with specific financial and strategic measures. In 2004, these included sales growth, earnings per share, free cash flow, management net income and gross profit margin, as well as strategic initiatives related to Six Sigma, materials management, safety, and talent development. At year-end, corporate and operating unit performance is compared to these goals in determining the percentage of the established goals attained. The actual bonus amount paid to each participant, including the CEO and executive officers, is based on the committee's qualitative evaluation of corporate or operating unit and individual performance versus target.

        For 2004, performance varied across operating units and incentives were awarded accordingly.

  Long-Term Incentive Compensation Awards

        Executive officer long-term incentive targets are set based on the competitive market levels of the compensation survey group.

        Executive officers participate in the company's Long-Term Incentive Program and are eligible for awards under the Omnibus Incentive Plan described below.

        Long-term incentives are based on cumulative performance over a three-year period against goals established by the committee in advance of the performance cycle. Maximum amounts available for incentive awards to the CEO and other executive officers will vary depending on segment income. In determining the actual incentive payments to the CEO and other executive officers, the committee considers the company's performance against goals in the areas of sales growth, earnings per share, free cash flow, and key strategic initiatives, as well as a comparison of performance relative to the company's peer group and economic conditions.

        Overall performance against the goals for the performance cycle 2002-2004 was slightly above targeted levels, and awards were paid accordingly.

        In May 2002, shareholders approved the 2002 Omnibus Incentive Plan. All annual and long-term incentive awards, including stock options and other performance-based awards, are issued under the Omnibus Incentive Plan. During 2004, stock options were granted to each executive officer other than the CEO. The number of options granted was based on market comparisons, the sustained performance of the recipients and their expected impact on future business results.

        Mr. D'Aloia received special stock option grants covering 28,000 shares in 2004 and 35,000 shares in 2005 to compensate him for previous grants that were below the amount called for in his employment agreement. Mr. McGrath received a special stock option grant covering 28,000 shares in 2004 to compensate him for previous grants that were below the amount called for in his employment agreement.

Compensation of the Chairman and Chief Executive Officer

        Mr. Poses became Chairman and Chief Executive Officer on January 1, 2000 and is paid pursuant to an employment agreement entered into on October 13, 1999, as amended on March 17, 2000 and February 7, 2002. The agreement was further amended on October 6, 2004 to extend his employment through December 31, 2007. Under the amended and restated agreement, Mr. Poses is eligible to receive a discretionary performance bonus of up to $2,500,000, payable on or about April 1, 2008, based on the Board of Directors' assessment of his success in developing both a strategic long term plan for the company and a transition plan for his succession. The elements of the agreement are described in the section entitled "Executive Compensation—Executive Agreements."

        Mr. Poses receives an annual base salary of $1,000,000 for the term of the agreement. In recognition of Mr. Poses' contribution to the organization, the company makes an annual contribution of $100,000 to charitable organizations designated by Mr. Poses.

        Mr. Poses' combined base salary and variable pay components are designed to deliver pay at the upper quartile of the compensation survey group and to vary substantially depending on company performance and shareholder value creation. His variable pay plans and associated performance goals provide highly competitive rewards for strong company performance. The committee based 2004 compensation on its assessment of Mr. Poses' achievements in attaining operating goals, improving shareholder returns, developing executive talent, and positioning the company for continued success.

        Mr. Poses' base salary for 2004 ranks near the 50th percentile for Chief Executive Officers in the compensation survey group. The committee awarded Mr. Poses an annual incentive award under the Annual Incentive Plan of $2,025,000 based on 2004 sales growth, earnings per share, free cash flow, and his performance on other strategic goals.

        Under the Long-Term Incentive Program, the committee awarded Mr. Poses $2,025,000 based on an assessment of performance attainment for the performance cycle ending December 31, 2004.

        Mr. Poses did not receive stock options in 2003 and 2004, as he was awarded a one-time grant in 2002 as part of his amended agreement. A significant portion of the grant does not become exercisable until his retirement.

Compliance with Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, prevents a publicly traded company from taking an income tax deduction for compensation in excess of $1 million to executive officers unless the compensation is paid under a shareholder-approved plan and is based on objective performance criteria. The committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy or in rewarding superior executive performance. Accordingly, the committee generally intends to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts that are not deductible in appropriate circumstances.

Executive Development and Succession

        Each year the committee reviews the company's leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with a focus on the Chairman and Chief Executive Officer and the top business and functional leaders. The committee also monitors an emergency succession plan in the event that one or more executive officers are unexpectedly unable to fulfill his or her duties.

                        Members of the Management Development
                        and Compensation Committee:
                        Steven F. Goldstone, Chairman
                        Jared L. Cohon
                        James F. Hardymon
                        Ruth Ann Marshall

PERFORMANCE GRAPH

         The following graph and table compare the cumulative total shareholder return on the company's common stock from December 31, 1999 through December 31, 2004, with the Standard & Poor's 500 Stock Index and the Standard & Poor's Building Products Index, both of which include the company. The table and graph use data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table are not intended to forecast the future performance of the common stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the common stock and each index on December 31, 1999 and the reinvestment of all dividends. Shareholder return information for the common stock reflects a three-for-one stock split effective May 27, 2004.

Total Shareholder Returns

	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
American Standard Companies Inc	100.00	107.49	148.73	155.07	219.51	270.21
S&P 500 Index	100.00	90.90	80.09	62.39	80.29	89.03
S&P Building Products	100.00	92.99	90.08	82.81	113.04	148.29

EXECUTIVE COMPENSATION

         Set forth below is information concerning the annual and long-term compensation for each of the last three years of the chief executive officer and the other four most highly compensated executive officers of the company (collectively, the "Named Officers") during 2004.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compen- sation (2)		Shares Underlying Options (#) (3)	LTIP Payouts	All Other Compen- sation (4)
Frederic M. Poses Chairman and Chief Executive Officer	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$2,025,000 1,680,000 1,400,000		$292,378 247,327 215,958	— — 3,750,000	$2,025,000 1,475,000 969,000	$22,772 21,920 21,920
G. Peter D'Aloia Senior Vice President and Chief Financial Officer	2004 2003 2002	$525,000 483,333 445,833	$485,000 350,000 255,000	$	— — —	136,000 129,000 150,000	$726,550 498,792 308,000	$19,686 19,234 19,111
J. Paul McGrath Senior Vice President, General Counsel and Secretary	2004 2003 2002	$447,917 425,000 422,916	$365,000 300,000 245,000	$	— — —	136,000 129,000 150,000	$647,442 468,302 302,000	$19,961 19,049 19,049
W. Craig Kissel Senior Vice President, President, Trane Commercial Systems	2004 2003 2002	$500,000 425,000 400,000	$235,000 300,000 150,000	$	— 83,396 48,476	108,000 129,000 150,000	$662,014 459,702 284,000	$133,231 83,424 91,092
Lawrence B. Costello Senior Vice President, Human Resources	2004 2003 2002	$389,583 375,000 364,724	$325,000 265,000 215,000		$18,285 — —	96,000 115,500 135,000	$564,169 408,884 264,000	$40,172 104,325 18,926

(1)
Represents annual bonus earned for the year reported but paid in the subsequent year.

(2)
For Mr. Poses, the amounts shown in this column include $79,253, $49,276 and $50,323 during 2004, 2003 and 2002, respectively, for personal use of the corporate aircraft and $158,500, $152,000 and $146,339 during 2004, 2003 and 2002, respectively, for personal security.

  During 2003 and 2002, Mr. Kissel was on overseas assignment as President of the company's Vehicle Control Systems business and in connection with that assignment Mr. Kissel received tax, housing and cost of living allowances to effectively make his assignment abroad cost neutral to him. Certain tax allowance amounts in connection with his overseas assignment were not paid until 2004. For Mr. Kissel, the amounts in this column include:

	2004		2003	2002
Tax allowance	$	*	$32,946	$0
Housing allowance		$0	$12,768	$12,768
Cost of living allowance		$0	$70,628	$32,281

*
Amounts for 2004 have not been determined because the 2004 tax returns have not yet been completed.

  Officers are entitled to free company product, a corporate country club membership, financial and tax advisory services and executive health exams. To the extent that these benefits exceed $50,000 on an annual basis for any individual officer, such amounts will be specifically set forth in the Other Annual Compensation column.

(3)
Amounts for Mr. Poses in 2002 were issued under his amended and restated employment agreement.

(4)
The amounts shown for Mr. Kissel and Mr. Costello in 2004 includes $47,950 and $20,333, respectively, for relocation expenses. In addition, All Other Compensation for 2004 includes the following:

	Premiums for Term Life Insurance	ESOP/Savings Plan Allocations* $
Frederic M. Poses	$3,922	$18,850
G. Peter D'Aloia	$1,236	$18,450
J. Paul McGrath	$1,111	$18,850
W. Craig Kissel	$1,236	$18,450
Lawrence B. Costello	$989	$18,850

*
Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning stock options granted in 2004. All option amounts have been adjusted to reflect a three-for-one stock split effective May 27, 2004. The table shows the potential value of each grant assuming that the market value of the company's common stock appreciates in the 10 years (eight years with respect to the July 7, 2004 grants to Messrs. D'Aloia and McGrath) from the date of grant to the date of expiration at annual rates of (a) 5 percent and (b) 10 percent, compounded annually. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the company's common stock, which will depend upon various factors, including market conditions and the company's future performance and prospects. The options listed below have an exercise price at the fair market value of the common stock at the date of grant. Except for the options granted to Messrs. D'Aloia and McGrath on July 7, 2004, the granted options are exercisable in three equal annual installments beginning one year after the date of the grant. They can be accelerated in the event of a change in control of the company.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	No. of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2004 (1)
				Exercise Price ($/Share)	Expiration Date
Name						5%		10%
Frederic M. Poses	—	—		—	—		—		—
G. Peter D'Aloia (2)	108,000 28,000	4.06 1.05	% %	35.030 39.200	02/04/14 07/07/12	$ $	2,379,658 524,653	$ $	6,030,485 1,255,654
J. Paul McGrath (2)	108,000 28,000	4.06 1.05	% %	35.030 39.200	02/04/14 07/07/12	$ $	2,379,658 524,653	$ $	6,030,485 1,255,654
W. Craig Kissel	108,000	4.06%		35.030	02/04/14		$2,379,658		$6,030,485
Lawrence B. Costello	96,000	3.61%		35.030	02/04/14		$2,115,252		$5,360,431

(1)
In 2004, options were granted covering 2,658,775 shares of common stock.

(2)
The July 7, 2004 grants to Mr. D'Aloia and Mr. McGrath vest on February 7, 2005 and become exercisable on July 7, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

        The following table sets forth the number and value of options exercised in 2004 and the number and value of unexercised "in-the-money" options held at December 31, 2004. "In-the-money" options mean options where the market price is higher than the exercise price for those options. All option amounts have been adjusted to reflect a three-for-one stock split effective May 27, 2004. The value is the difference between the exercise price of all such options held and the closing market share price of $41.32 at December 31, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at 12/31/04 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/04 Exercisable/Unexercisable
Frederic M. Poses	0	$0	4,249,998/3,250,002	$113,144,957/$69,615,043
G. Peter D'Aloia	40,000	1,032,000	477,998/272,002	11,606,750/3,411,900
J. Paul McGrath	225,000	5,307,823	292,998/272,002	6,312,050/3,411,900
W. Craig Kissel	147,906	3,538,782	491,979/244,002	11,821,933/3,352,540
Lawrence B. Costello	75,000	1,510,620	239,499/218,001	5,325,776/3,002,269

Long-Term Incentive Compensation Plan Awards in Last Fiscal Year

        The table below shows the contingent target awards established for each Named Officer with respect to Long-Term Incentive Plan awards (LTIP Awards) issued under the 2002 Omnibus Incentive Plan for the 2004-2006 performance period.

        The Management Development and Compensation Committee determined maximum amounts that may be paid in respect of LTIP Awards for the performance period by establishing a pool based on 2.5 percent of 2004 segment income for the company (subject to the $4.5 million limit on individual LTIP Awards under the Omnibus Plan), with 30 percent of the pool allocated to Mr. Poses and the remainder allocated evenly among the other executive officers.

        In determining LTIP Award payments, the committee considers operating plan performance for the period in the area of sales growth, earnings per share and free cash flow, as well as performance relative to the company's peer group, economic conditions and performance of key strategic initiatives. Termination of employment may result in forfeiture or proration of the award, depending on the reason for the termination.

2004–2006 Long-Term Incentive Award Performance Period

	Number of Shares Units or Other Rights		Estimated Future Payouts Under Non-Stock Price-Based Plan
		Performance or Other Period Until Maturation or Payout
Name			Threshold	Target (1)	Maximum
Frederic M. Poses	Cash	1/04–12/06	0	$1,700,000	4,500,000
G. Peter D'Aloia	Cash	1/04–12/06	0	780,000	2,004,722
J. Paul McGrath (2)	Cash	1/04–12/06	0	585,000	2,004,722
W. Craig Kissel	Cash	1/04–12/06	0	650,000	2,004,722
Lawrence B. Costello	Cash	1/04–12/06	0	520,000	2,004,722

(1)
Targets listed in the table are estimates using 2004 salary levels. Actual targets are based on a multiple of each participant's average annual base salary during the three-year performance period.

(2)
Mr. McGrath retired from the company on February 11, 2005. His payout for the 2004-2006 Long Term Incentive Award Performance Period will be prorated based on his retirement date.

Executive Agreements

        Frederic M. Poses.    Mr. Poses serves as Chairman and Chief Executive Officer of the company. His employment agreement was amended as of October 6, 2004 to secure his services for an additional year through December 31, 2007. Mr. Poses did not receive any increase in base salary, annual or long term incentive targets, or additional stock option grants in consideration for the extension of his employment agreement. Instead, at the end of the extended employment period, the independent members of the Board will determine the extent of Mr. Poses' eligibility for a discretionary performance bonus of up to $2.5 million, payable on or about April 1, 2008, based on their assessment of his success in developing both a strategic long term plan for the company and a transition plan for his succession.

        Mr. Poses will receive a base salary of $1 million per year throughout the period. Annual and long-term incentive compensation will be determined pursuant to the company's annual and long-term incentive programs, except that annual and long-term incentive target awards will not be less than $1.7 million. To recognize his contribution to the organization, the company will make a contribution of not less than $100,000 for each full year of Mr. Poses' employment after 2001 to charitable organizations Mr. Poses designates. The agreement also provides that Mr. Poses is at all times vested in his benefits under the company's Supplemental Retirement Plan. In addition, Mr. Poses participates in the other benefit plans available generally to the company's corporate officers. Provided that he remains employed by the company through December 31, 2007, Mr. Poses will receive certain post-retirement benefits, including: use of office space in the company's New York office or comparable office space in New York, with company-provided secretarial support, for the five year period commencing January 1, 2008; reimbursement for financial planning expenses incurred during the same five year period up to a maximum of $10,000 per year; and the company's payment for a buy-out of the lease for Mr. Poses' company-provided car. The company estimates that the cost of providing these post-retirement benefits will approximate $900,000.

        On February 7, 2002, the company awarded Mr. Poses an option to purchase 3,000,000 shares under the company's Stock Incentive Plan to cover the options that may have otherwise been granted during the employment period. These options will vest and become exercisable as follows: 750,000 options in three approximately equal installments on the first three anniversaries of February 7, 2002, 600,000 options on December 31, 2005 and 900,000 options on December 31, 2006. The remaining 750,000 options will vest on December 31, 2006 and become exercisable on December 31, 2007. The company also awarded Mr. Poses 750,000 options under the company's 2002 Omnibus Incentive Plan which will vest on December 31, 2006 and become exercisable on December 31, 2007.

        Mr. Poses' employment terminates upon his disability. The company retains the right to terminate Mr. Poses' employment with or without cause, subject to satisfaction of its payment obligations under our Corporate Officers' Severance Plan.

        Mr. Poses' agreement contains provisions relating to protection of the company's confidential information and intellectual property, as well as for non-solicitation of company employees and non-competition during his employment period and for one year following termination of employment.

        G. Peter D'Aloia.    Mr. D'Aloia serves as Senior Vice President and Chief Financial Officer of the company. Based on an employment agreement entered into on December 3, 1999, Mr. D'Aloia will receive an annual base salary of at least $400,000 and participate in the company's annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company's corporate officers.

        When he joined the company, Mr. D'Aloia was granted 300,000 stock options with an exercise price equal to the fair market value of the common stock on February 1, 2000, the date his employment began. Additionally, the employment agreement provides that Mr. D'Aloia will receive annually a stock option grant covering not less than 150,000 shares of common stock. Due to an adjustment in the company's general option grant practice, Mr. D'Aloia received grants covering 129,000 shares in February, 2003 and 108,000 shares in February, 2004. On July 7, 2004, the Management Development and Compensation Committee approved and Mr. D'Aloia received a special stock option grant covering 28,000 shares, to offset his reduced grants in 2003 and 2004. In addition, Mr. D'Aloia will receive a cash payment of approximately $290,000 upon retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants. On February 2, 2005, the Management Development and Compensation Committee approved and Mr. D'Aloia received a second special stock option grant covering 35,000 shares to complete the offset to his reduced grants in 2003 and 2004, with 21,000 of the options vesting and becoming exercisable on February 2, 2006 and 14,000 vesting and becoming exercisable on February 2, 2007. Mr. D'Aloia will receive an additional cash payment of approximately $300,000 upon retirement, representing the difference in exercise price between the February 2, 2005 grant and the earlier grants.

        J. Paul McGrath.    Mr. McGrath served as Senior Vice President of the company from January 1, 2005 until his retirement on February 11, 2005. Through December 31, 2004, Mr. McGrath served as Senior Vice President, General Counsel and Secretary of the company. Based on an employment agreement entered into on December 17, 1999, Mr. McGrath received an annual base salary of at least $400,000 and participated in the company's annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $200,000. He also participated in the other benefit plans available generally to the company's corporate officers.

        When he joined the company, Mr. McGrath was granted 300,000 stock options with an exercise price equal to the fair market value of the common stock on January 17, 2000, the date his employment began. Additionally, the employment agreement provided that Mr. McGrath receive annually a stock option grant covering not less than 150,000 shares of common stock. Due to an adjustment in the company's general option grant practice, Mr. McGrath received grants covering 129,000 shares in February, 2003 and 108,000 shares in February, 2004. On July 7, 2004, the Management Development and Compensation Committee approved and Mr. McGrath received a special stock option grant covering 28,000 shares, to offset his reduced grants in 2003 and 2004. In addition, Mr. McGrath will receive a cash payment of approximately $290,000 upon retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants.

        The company has entered into a one year consulting agreement with Mr. McGrath under which he will be paid $100,000 to provide consulting services to the company.

        Lawrence B. Costello.    Mr. Costello serves as Senior Vice President, Human Resources of the company. Based on an employment agreement entered into on May 1, 2000, Mr. Costello will receive an annual base salary of at least $350,000 and participate in the company's annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $200,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company's corporate officers.

        When he joined the company, Mr. Costello was granted 50,000 stock options, with an exercise price equal to the fair market value of the common stock on June 1, 2000, the date his employment began.

Retirement Plans

        Supplemental Retirement Plan.    The company currently maintains a Supplemental Retirement Plan for its executive officers, including all of the Named Officers.

        The following table shows the annual Supplemental Retirement Plan benefit payable to a participant starting on the normal retirement date (age 65), prior to any offsets, based on years of service and compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the total Supplemental Retirement Plan benefit payable over the life expectancy of the retiree, after taking into account the offsets described below. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment through age 65 (except for the CEO whose benefits are currently vested). If a participant dies after his Supplemental Retirement Plan benefits vest but before he receives the benefit, his spouse is entitled to the benefits, but in a reduced amount.

	Year of Service
Highest 3-Year Average Annual Compensation
	5	10	15	20
$500,000	$100,000	$200,000	$225,000	$250,000
750,000	150,000	300,000	337,500	375,000
1,000,000	200,000	400,000	450,000	500,000
1,250,000	250,000	500,000	562,500	625,000
1,500,000	300,000	600,000	675,000	750,000
1,750,000	350,000	700,000	787,500	875,000
2,000,000	400,000	800,000	900,000	1,000,000
2,250,000	450,000	900,000	1,012,500	1,125,000
2,500,000	500,000	1,000,000	1,125,000	1,250,000
2,750,000	550,000	1,100,000	1,237,500	1,375,000
3,000,000	600,000	1,200,000	1,350,000	1,500,000

        The plan benefit is based on the average annual compensation for the highest three calendar years of the final 10 calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service). Compensation used in determining Supplemental Retirement Plan benefits includes only salary and annual bonus reflected in the Summary Compensation Table. The plan benefit is offset by certain other retirement benefits, including two times the value of the cumulative basic company contributions to the executive officer's ESOP account and Social Security benefits. As of December 31, 2004, the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Poses, five years; Messrs. D'Aloia, McGrath, and Costello, four years; Mr. Kissel, 24 years. The five year service requirement will be waived with respect to current participants upon a change of control, and any participant whose employment is terminated without cause or who terminates for good reason within two years following a change of control will receive two years additional age and service credit in determining their plan benefit. The plan cannot be amended to reduce benefits for two years following a change of control.

Corporate Officers' Severance Plan

        The Officers' Severance Plan provides that any executive officer whose employment is involuntarily terminated by the company without cause or who leaves the company for good reason will be paid an amount equal to two (three, in the case of the chief executive officer) times the executive officer's annual base salary at the time of termination or departure, plus one (two, in the case of the chief executive officer) current Annual Incentive Plan target award, plus one proration of the current Annual Incentive Plan target award. In addition, group life and group medical coverage will be continued for up to 24 months (36 months, in the case of the chief executive officer) following the officer's termination or departure. An additional payment may be required to compensate participants for any excise taxes imposed under the Internal Revenue Code. The Named Officers are participants in the Officers' Severance Plan. The Officers' Severance Plan cannot be amended in a manner that would reduce benefits for two years following a change of control and no amendment will be effective if a change of control occurs within six months following the amendment. Officers who retire at the age of 65 are not eligible for payments under the Officers' Severance Plan.

Change in Control Provisions

        Under the 2002 Omnibus Incentive Plan, in the event of a change in control of the company (as defined in the Omnibus Plan), any outstanding stock options or stock appreciation rights, if any, will become immediately exercisable and may be cashed out at the discretion of the Management Development and Compensation Committee, and the restricted period shall lapse as to any outstanding restricted stock or restricted units. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the committee determines, prior to the change in control, that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer on terms that ensure the participant is not adversely affected. Upon a change in control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change in control. Under the Omnibus Plan, any participant whose employment is terminated other than for cause on or after the company's shareholders approve a change in control, but before the change in control occurs, will receive the same benefits as though he or she remained employed until the change in control.

        Under the company's Stock Incentive Plan, which is terminated except for outstanding incentive awards, in the event of a change in control (as defined in the Stock Incentive Plan), any outstanding stock options will become immediately exercisable and may be cashed out at the discretion of the participant, and the restricted period shall lapse as to any outstanding restricted stock or restricted units.

        The company's Deferred Compensation Plan permits certain executives, including the executive officers, to defer receipt of all or part of their long-term and annual incentive awards, and portions of base salary or commissions into either an interest bearing account or notional shares of American Standard stock, with such deferrals distributed according to a schedule chosen by the executive at the time of the deferral election. Upon the occurrence of a change in control (as defined in the Omnibus Plan), any unvested company contributions to the Deferred Compensation Plan vest and all obligations under the plan must be fully funded by the company.

        Change in control provisions applicable to the Supplemental Retirement Plan and the Corporate Officers' Severance Plan are described in the narratives for those plans above.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS
AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

        The following table sets forth, as of February 14, 2005, beneficial ownership of American Standard common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held. The number of shares/options reflects a three-for-one stock split of the common stock effective May 27, 2004.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares Beneficially Owned	Options Exercisable Within 60 Days	Total	Percentage of Class
Frederic M. Poses (1),(2)	416,763	4,500,000	4,916,763	1.92
G. Peter D'Aloia (1)	15,404	581,998	597,402	*
J. Paul McGrath (1)	27,061	421,998	449,059	*
W. Craig Kissel (1),(3)	103,969	543,092	647,061	*
Lawrence B. Costello (1),(4)	6,567	354,996	361,563	*
Steven E. Anderson (5)	32,328	42,200	74,528	*
Jared L. Cohon (4),(5)	15,369	57,200	72,569	*
Paul J. Curlander (4),(5)	2,591	0	2,591	*
Steven F. Goldstone (4),(5)	13,566	12,200	25,766	*
Edward E. Hagenlocker (4),(5)	11,307	17,201	28,508	*
James F. Hardymon (5)	14,055	57,200	71,255	*
Ruth Ann Marshall (4),(5)	8,601	3,600	11,661	*
All current directors and executive officers of the company as a group (17) persons (3),(4),(6)	738,990	6,758,294	7,497,284	2.90

*
Less than one percent

(1)
The number of shares shown for officers in the table above includes shares allocated to their accounts in the ESOP and the Savings Plan. As of February 14, 2005, the shares allocated to the Named Officers' ESOP accounts as of February 14, 2005 are as follows: Mr. Poses, 1,047 shares; Mr. D'Aloia, 1,312 shares; Mr. McGrath, 1,332 shares; Mr. Kissel, 6,786 shares and Mr. Costello, 1,294 shares. The shares allocated to the Named Officers' Savings Plan accounts as of February 14, 2005 are as follows: Mr. Poses, 2,571 shares; Mr. D'Aloia, 2,357 shares; Mr. McGrath, 2,661 shares; Mr. Kissel, 12,102 shares and Mr. Costello, 2,367 shares. Participants in the ESOP and Savings Plan have shared voting power and no investment powers (other than in accordance with the diversification rules of the plans) for the shares under these plans.

(2)
Includes 75,000 shares Mr. Poses contributed to a charitable foundation that he controls.

(3)
The number of shares shown in the table includes shares of common stock issued as part of payouts under a former Long-Term Incentive Compensation Plan and a former Supplemental Incentive Compensation Plan. These shares are held in executive trusts and are voted by the trustees as recommended by the company. Until termination of employment, a beneficiary of an executive trust cannot dispose of shares credited to his account. Mr. Kissel has been allocated 18,790 shares under these executive trusts. The shares held in these trusts by all executive officers as a group total 25,135.

(4)
Shares do not include deferred stock units allocated under the company's Deferred Compensation Plan as follows: Mr. Costello, 20,984 units; Dr. Cohon, 2,347 units; Mr. Curlander, 606 units; Mr. Goldstone, 3,294 units; Mr. Hagenlocker, 1,578 units and Ms. Marshall, 1,173 units.

(5)
Under the Supplemental Compensation Plan for Outside Directors, a trust account holds shares of common stock for each participating director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director's instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Anderson, 32,328; Dr. Cohon, 15,369; Mr. Curlander, 2,591; Mr. Goldstone, 7,566; Mr. Hagenlocker, 11,307; Mr. Hardymon, 14,055 and Ms. Marshall, 5,061.

(6)
Excludes shares held by Mr. McGrath who retired on February 11, 2005.

Certain Significant Holders

        As of February 14, 2005, unless otherwise indicated below, the following are beneficial owners of more than five percent of the outstanding common shares:

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Common	Capital Group International, Inc. ("CGII") (1) 11100 Santa Monica Blvd. Los Angeles, CA 90025	18,280,940	8.50
Common	American Standard Savings Plan (2) c/o American Standard Inc. One Centennial Avenue Piscataway, NJ 08855	15,407,734	6.60
Common	American Standard Employee Stock Ownership Plan (the "ESOP") (2) c/o American Standard Inc. One Centennial Avenue Piscataway, NJ 08855	11,316,070	5.36

(1)
In an amended Schedule 13G dated February 11, 2005, CGII, the parent holding company of a group of investment companies including Capital Guardian Trust Company ("CGTC"), located at 1110 Santa Monica Blvd., Los Angeles, CA 90025, reported that, as of December 31, 2004, through ownership of investment management companies, it is deemed to hold sole voting power with respect 14,248,540 shares and dispositive power with respect to all such shares, and CGTC, a wholly owned subsidiary of CGII, reported that it has voting power with respect to 9,643,090 such shares and dispositive power with respect to 13,116,990 such shares (6.1 percent of the total outstanding). The shares held by CGTC are included in the number of shares held by its parent, CGII.

(2)
The business address for the ESOP and the Savings Plan is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of both the ESOP and the Savings Plan. The trustee's business address is 300 Puritan Way, Mail Zone-MM3H, Marlborough, Massachusetts 01752-3070.

Equity Ownership in Subsidiaries

        Mr. Anderson owns 65,000 shares (less than one percent) of A-S China Plumbing Products Limited, an indirect subsidiary of the company. Mr. Anderson has voting power and investment power with respect to those shares.

OTHER MATTERS

Shareholder Proposals for the 2006 Annual Meeting

        Proposals for Inclusion in the Proxy Statement.    Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2006 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than November 22, 2005. The proposal should be sent to the attention of the Secretary of the company.

        Proposals to be Offered at an Annual Meeting.    Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our principal executive office. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2006 Annual Meeting no later than 50 days in advance of the 2006 Annual Meeting. If less than 50 days advance notice of the meeting is given, proposals must be received no later than the seventh day following the mailing of the written notice of the shareholder meeting. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company's amended by-laws and the proxy rules under the Securities Exchange Act of 1934.

Director Nomination

        The Board of Directors has a separate nominating committee—the Corporate Governance and Nominating Committee—which is responsible for identifying, screening, and recommending candidates to the Board.

        The Corporate Governance and Nominating Committee recommended, and the Board approved, the following criteria for the selection of directors:

  •
  Unquestioned personal integrity.

  •
  Independence. In addition to applicable NYSE and SEC rules, and the definition of "independence" adopted by the Board on February 6, 2003, as amended, this means no existing financial relationship with the company or close personal ties to the company's management.

  •
  Active and constructive in debate and discussion.

  •
  Demonstrated leadership ability in a business or other relevant organization.

  •
  Adds to the diversity of the Board, e.g. in areas of expertise, business background and geographic experience, or in personal profile. While diversity of experience and background is a factor that is taken into account in selecting nominees, Board members are elected to represent all shareholders and do not represent any particular constituency.

        Potential candidates are interviewed by the Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee prior to their nomination, and may be interviewed by other directors and members of senior management as desired and as schedules permit. The

Corporate Governance and Nominating Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Corporate Governance and Nominating Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

        To date, no shareholder or group of shareholders owning more than 5 percent of the company's common stock for at least one year have put forth any director nominees. The Corporate Governance and Nominating Committee, however, is responsible for considering and making recommendations to the Board concerning director nominees proposed by shareholders. Shareholders wishing to nominate a director should follow the company's nominating process set forth above under the caption "Shareholder Proposals for the 2006 Annual Meeting" and more fully described in the company's by-laws. The committee's policy is to evaluate director nominees proposed by shareholders in the same manner that all director nominees are evaluated.

        The company routinely, but not in all circumstances, pays a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

        Mr. Paul J. Curlander is standing for election as a Class I director. Based on criteria established by the Board of Directors, internal senior management using third-party data established a list of candidates for the Board of Directors. Mr. James F. Hardymon, a current non-management director, recommended Mr. Curlander for consideration to the Corporate Governance and Nominating Committee. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors appointed Mr. Curlander to the company's Board in August 2004 to fill a vacancy.

Multiple Shareholders Sharing the Same Address

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

        Shareholders who participate in householding will continue to receive separate proxy cards.

        If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2004 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact: Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

        If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

        If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

        This proxy statement and the 2004 Annual Report are available on the company's web site at www.americanstandard.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

        Shareholders of Record.    Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting the Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

        If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company's Investor Relations Department and tell us otherwise.

        Beneficial Shareholders.    If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

MARY ELIZABETH GUSTAFSSON Senior Vice President, General Counsel and Secretary
March 22, 2005

APPENDIX A

        AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF AMERICAN STANDARD COMPANIES INC. (THE "COMPANY")
CHARTER

I. PURPOSE

        The primary purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors in fulfilling their oversight responsibilities with respect to:

  a)
  The quality and integrity of the Company's financial statements, financial reporting process and system of internal accounting and financial controls.

  b)
  The Company's compliance with legal and regulatory requirements and ethics policies.

  c)
  The independent auditors' qualifications and independence.

  d)
  Audits of the Company's financial statements, including the performance of the Company's internal audit function and independent auditors.

        In fulfilling its responsibility, the Committee shall maintain free and open communication between the Committee, the independent auditors, the internal auditors and management of the Company. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and shall have authority to engage independent counsel and advisers, as it deems necessary.

II. STRUCTURE AND OPERATIONS

        This Charter governs the operations of the Audit Committee. The Committee shall review the Charter at least annually and recommend any significant changes deemed necessary to the Board of Directors for approval. Specifically the Committee shall:

  a)
  Be comprised of three or more independent Board members each having a working familiarity with basic financial and accounting practices as contemplated by the New York Stock Exchange ("NYSE") or acquire such familiarity within a reasonable amount of time after their appointment to the Committee and one of which has "accounting or related financial management expertise" as required by the NYSE listing standards. The term independent shall have the meaning set forth in the Company's governance principles.

  b)
  Have at least one member who is a "financial expert" under the requirements of the Sarbanes-Oxley Act or as defined by the SEC Regulations.

  c)
  Meet at least quarterly and report regularly to the Board of Directors on its activities.

  d)
  Meet separately and periodically with management, the director of internal audit and the independent auditors to review the quarterly and annual financial statements. Require that independent and internal auditors meet privately with the Committee to discuss issues and concerns warranting special attention.

  e)
  Not have any member serve on the Audit Committee of more than three public corporations, including the Company, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee, and (ii) discloses such determination in the annual proxy statement.

III. DUTIES AND RESPONSIBILITIES

        The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board. Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

        Specifically, with respect to the following topics the Committee shall:

  a)
  Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

  b)
  Pre-approve all audit and permitted non-audit services provided by the independent auditors. The Committee may delegate pre-approval authority to a member of the Committee.

  c)
  Instruct the independent auditors to report directly to the Committee.

  d)
  Oversee the work of the independent auditors and review any disagreements between management and the independent auditors regarding audit work or financial reporting.

  e)
  Review at least annually the qualifications, performance and independence of the independent auditors.

  f)
  Annually obtain and review a report from the independent auditors describing their internal quality control procedures and material issues raised by quality control or peer reviews of the independent auditors or by any inquiry or investigation of the independent auditors by governmental or professional authorities during the past five years and any corrective steps taken to deal with the issues.

  g)
  Annually obtain and review from the independent auditors a listing of all relationships between them and the Company.

  h)
  Establish clear hiring policies for employees and former employees of the independent auditors that meet the U.S. Securities and Exchange Commission regulations and stock exchange listing standards.

  i)
  Review the integrity and adequacy of the Company's internal and external financial reporting processes including management's assessment of the effectiveness of internal controls at the end of the most recent fiscal year and the independent auditors' report on management's findings.

  j)
  Review and concur with management's appointment, termination or replacement of the General Auditor.

  k)
  Review the integrity and adequacy of all critical accounting policies, analyses prepared by management or the independent auditor discussing significant financial reporting issues and judgements in the preparation of the financial statements, major issues regarding accounting principles and financial statement presentations; major issues associated with the adequacy of internal controls to monitor and manage business risk, and corrective measures; and any other material written communications between the independent auditors and management.

  l)
  Review with the independent auditors: (i) any audit or accounting adjustments proposed by the independent auditors but not undertaken by the Company, (ii) any issues presented by the engagement that may impair the independent auditors' effectiveness or difficulties caused by restrictions placed on the scope of activities or access to information; (iii) significant disagreements with management and management's response; (iv) any communications between the audit team and the audit firm's national office concerning auditing or accounting issues presented by the engagement; and (v) any management or internal control letters issued or proposed by the independent auditors to the Company.

  m)
  Periodically review the effect of new regulatory and accounting initiatives and any off balance sheet structures on the financial statements of the Company.

  n)
  Review with the internal auditors and independent auditors their overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

  o)
  Meet with management and the independent auditors to review and discuss the company's press releases with respect to earnings. The Audit Committee shall discuss generally the financial information and earnings guidance provided to analysts and rating agencies, including the types of information or presentations. The Audit Committee is not required to discuss earnings guidance and other financial information in advance of each earnings release or each instance in which the company may provide earnings guidance or financial information.

  p)
  Meet with management and the independent auditors to review and discuss the interim financial statements and specific disclosures under Management's Discussion and Analysis of Financial Conditions and Results of Operations in each Quarterly Report on Form 10-Q.

  q)
  Meet with management and the independent auditors to review and discuss the audited financial statements and specific disclosures under Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Annual Report on Form 10-K including the clarity of their disclosures.

  r)
  Review with the Company's legal counsel any legal matters, including but not limited to any violations of laws or regulations or breaches of fiduciary duty or other matters that could have a material impact on the financial statements.

  s)
  Discuss with management and the independent auditors the Company's actions and activities concerning risk assessment and risk management.

  t)
  Establish a procedure to ensure the proper receipt and investigation of confidential, anonymous or other complaints relating to questionable accounting, internal controls, auditing matters or other financial, accounting or auditing practices.

  u)
  Annually review this Charter; perform an annual evaluation of the Committee and its compliance with this Charter.

  v)
  Prepare any Audit Committee reports required in connection with the annual proxy statement.

  w)
  Provide recommendations to the Board, as the Committee deems appropriate.

  x)
  Maintain minutes and records of the meetings and activities.

  y)
  Review the operation of the Company's pension plans and the policies and actions of the Pension Board, with particular attention to actuarial assumptions, funding policy and investment results.

APPENDIX B

DEFINITION OF DIRECTOR INDEPENDENCE

        The following definition of Director Independence was adopted by the Board on February 6, 2003, and revised on February 4, 2004 and February 3, 2005:

        The New York Stock Exchange listing rules define "Independent Director" as a director who has no material relationship with the Corporation that may interfere with the exercise of the director's independent judgement. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Corporation, the New York Stock Exchange listing rules and the Corporation's Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.
In general, the guiding principle of American Standard is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Corporation is the remuneration directly related to the director's service as a director of American Standard.

2.
Without limiting the foregoing, a director shall not qualify as "independent" if any of the following are true.

(i)
The director or an immediate family member is, or within the past three years was, an officer or employee of the Corporation.

(ii)
The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Corporation's auditor or any other entity that, within the past three years, acted as the Corporation's auditor.

(iii)
The director is, or within the past three years has been, part of an "interlocking directorate": which means (x) an officer of the Corporation serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member or (y) an officer of the Corporation served as a director of another company at the same time that one of the officers of the other company was on the compensation committee of the Corporation.

(iv)
The director or an immediate family member has received any compensation from the Corporation during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to his or her Board service.

(v)
The director is a current partner in, or a significant shareholder, officer or employee or the director's immediate family member is a current executive officer, of any company to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from such entity's investments in the Corporations securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Corporation's or such other business' consolidated gross revenue.

(vi)
The director or an immediate family member is a director or officer of a tax-exempt organization to which the Corporation's contributions exceeded the greater of $1 million or 2% of such organization's consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Corporation's matching gifts program).

B-1

        For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Corporation's auditor within the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Corporation's audit within that time.

        For purposes of interpreting these standards, the Board has adopted the following definitions:

        "Corporation" means American Standard Companies Inc. and/or any of its subsidiaries.

        "immediate family member" means the director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares his or her home.

        "officer" has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an "issuer" as defined in the Rule, a person who performs functions similar to an "officer" as defined in such Rule.

        "significant shareholder" of any entity means a person who is the direct or indirect beneficial owner of more than 10 percent of the equity interests of the entity.

B-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit the voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 2, 2005. Have the proxy card in hand when accessing the Web site and follow the instructions to create an electronic voting instruction form.
AMERICAN STANDARD COMPANIES INC. ONE CENTENNIAL AVENUE PISCATAWAY, NJ 08854
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit the voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2005. Have this proxy card in hand when calling and then follow the instructions.
VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by American Standard Companies Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by contacting www.investordelivery.com.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
ASCPR1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY-VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN STANDARD COMPANIES INC.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.	Directors' proposal — Election of Class I directors: Nominees: 01) Jared L. Cohon 02) Paul J. Curlander 03) Frederic M. Poses	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
		For	Against	Abstain
2.	Directors' proposal — Ratification of the appointment of Ernst & Young LLP as independent certified public accountants for 2005.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed. If no directions are given on any item, the proxies will be voted in accordance with the Board of Directors' recommendations.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING
DELIVERY OF SHAREHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The "householding" rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent
Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of American Standard Companies Inc.'s annual report, proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household.

Withholding Consent
If you wish to continue receiving separate annual reports and proxy statements for each household account, you must check the appropriate box on the reverse side of this proxy card.

Revoking and Duration of Consent
If you choose to revoke your consent to the householding program at a future date, you may do so by writing to the Investor Relations Department, P.O. Box 6820, One Centennial Avenue, Piscataway, NJ 08855-6820. You may also call us at 732-980-6125 to revoke your consent. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions to remove your account from this service, your account will continue to be "householded" until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

American Standard Companies Inc. encourages your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

March 22, 2005

AMERICAN STANDARD COMPANIES INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 3, 2005

This proxy-voting instruction card is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 3, 2005.

The undersigned hereby appoints Frederic M. Poses, G. Peter D'Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello, and each of them, proxies, with full power of substitution, to vote all of the undersigned's shares of American Standard Companies Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2005, at 11:30 a.m. (EDT) at the American Standard College, Third Floor, One Centennial Avenue, Piscataway, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote for Proposals 1 and 2. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

If shares of Common Stock are issued to or held for the account of the undersigned in the Employee Stock Ownership Plan (ESOP), the Savings Plan (Savings Plan) or the 401(k) and Thrift Plan (Thrift Plan) or any officer or director trust (Trust), the undersigned hereby directs the respective fiduciary of the ESOP, Savings Plan, Thrift Plan and each Trust to vote all shares of Common Stock in the undersigned's name and/or account thereunder in accordance with the instructions given herein at the Annual Meeting and any adjournment or postponement thereof on all matters properly coming before the Annual Meeting, including but not limited to the matters on the reverse side hereof.

Your vote for the election of Directors should be indicated on the reverse side of this proxy card. Nominees for Class I directors (to serve until the 2008 Annual Meeting) are: Jared L. Cohon, Paul J. Curlander and Frederic M. Poses. Your vote on the ratification of auditors should also be indicated on the reverse.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OR INTERNET, OR SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT THE SHARES CAN BE REPRESENTED AT THE MEETING.

(continued on reverse side)